Exhibit 10.15

400 Park Avenue, 12th Floor New York, NY 10022	800.687.1500 cartiga.com

40.7831° N, 73.9712° W

November 8, 2023

James Brady

jim.brady@cartiga.com

Dear Jim,

Reference is made to that certain employment agreement dated as of September 27, 2018 (the “Employment Agreement”) by and between you and Cartiga, LLC, as assignee of Ardec Holdings, LLC. Cartiga, LLC, together with its subsidiaries and their respective successors and assigns, is hereinafter referred to as “Cartiga” or the “Company”. As you know, the Employment Agreement expired on September 28, 2023, and this letter serves to govern the terms of your employment in light of such expiration.

As of the date hereof (i) your title will continue to be Executive Vice President, Head of Commercial Funding and (ii) you will continue to report to the Company’s Chief Executive Officer. You will have such duties, and the related power and authority, commensurate with your position and as may be reasonably and appropriately assigned by the Chief Executive Officer, including but not limited to executive leadership and management of Cartiga and particularly its Commercial business, including sales and originations of law firm funding contracts, servicing and collections on law firm funding contracts, cross-selling consumer funding contracts, managing the portfolios of cases underlying the law firm funding contracts to ensure steady streams of collections and managing monthly origination volume.

Base Salary: As a salaried, exempt employee your rate of pay will be $520,000.00 (five hundred twenty thousand dollars) annually, less applicable payroll deductions, taxes and other withholdings as required by law and the policies of the Company. This pay is earned on a bi-weekly basis in accordance with Cartiga’s normal payroll practices. As this is a salaried, exempt position the pay is intended to compensate you for all hours worked and is subject to periodic review by Cartiga.

Annual Incentive Compensation: Your eligibility for the Company’s annual incentive bonus program for its fiscal year ending September 30, 2023 is governed by the terms of the Employment Agreement and the Company’s Fiscal Year 2023 Annual Bonus Plan. You will be eligible to participate in the Company’s discretionary annual incentive bonus program for its fiscal year commencing on October 1, 2023 and subsequent fiscal years during the term of your employment. Your initial target annual bonus will be thirty percent (30%) of your base salary, less applicable taxes and deductions, which is subject to periodic review by the Company. The actual bonus amount may be larger or smaller than the target amount, based upon your individual performance, as well as the overall performance of the Company and may be payable in a combination of cash and phantom equity, all as determined at the sole discretion of the Company. To earn a bonus for a particular fiscal year, you must be actively employed by Cartiga on the date the bonus payment is made.

Benefits: You are eligible for Cartiga benefits, subject in all cases to any eligibility requirements imposed by the provider and any terms or conditions of the various plans, as amended or discontinued, from time to time. Cartiga’s benefits currently include, Medical, Dental, Vision, Disability, and 401(k) plan. Details of current benefits package (which are subject to change at the sole discretion of Cartiga) are below:

Medical Plan: Blue Cross Blue Shield with PPO and HSA options available.

Dental, Vision, Short Term, and Long-Term Disability: Blue Cross Blue Shield and USAble Life.

Flexible Spending Accounts: Currently managed by isolved Benefits Services – allows for pre-tax dollars to be deducted from your payroll to be used to cover expenses associated with medical, childcare, and transportation costs.

401(k) Information: John Hancock: You are eligible to participate in Cartiga’s 401(k) plan. You are able to manage your account online and update your contributions at any time. Cartiga will currently match 100% of your contribution up to the first 3% of your base salary contributed and 50% of the next 2% contributed.

Paid Time Off: You will be eligible to take time off under Cartiga’s Paid Time Off (PTO) policy, which includes 9 firm holidays per year plus 12 PTO days per full year worked (and prorated in years not worked in full).

Sick Time: You will also be entitled to accrue up to forty (40) hours of paid sick time each calendar year during the term of employment. Sick days may be used for illness or preventative care for both yourself and/or your dependents. Sick leave is forfeited at separation.

Confidentiality and Restrictive Covenants. You and the Company acknowledge and agree that immediately and automatically upon execution of the enclosed Confidentiality and Restrictive Covenants Agreement, such agreement shall amend and restate in its entirety, and thus supersede, the restrictive covenants attached as Exhibit A to the Employment Agreement.

Terms of Employment. While this letter provides you with information about compensation and benefits, neither this letter nor any other conversation is intended to create an employment contract. YOU UNDERSTAND AND ACKNOWLEDGE THAT YOUR EMPLOYMENT WITH CARTIGA IS “AT WILL” MEANING THERE IS NO MINIMUM TERM. EITHER PARTY MAY TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME FOR ANY OR NO REASON WITH OR WITHOUT “CAUSE”. Additionally, Cartiga reserves the right to alter your position, duties, title, compensation, or benefits at any time, for any reason or for no reason. While employed by Cartiga, you will be subject to all of its policies and procedures, as they may be amended from time to time.

(Signature Page Immediately Follows)

This letter agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument. This letter agreement shall be valid, binding and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law.

Please confirm your agreement with the foregoing terms by signing and returning a copy of this letter agreement, along with the enclosed Confidentiality and Restrictive Covenants Agreement.

/s/ Charles Platt

Charles Platt

Chief Executive Officer

ACKNOWLEDGEMENT AND ACCEPTANCE

I, James Brady, understand and agree to the terms of the offer of employment contained in this letter.

/s/ James Brady

Employee Signature

James Brady

Employee Name

11/8/2023

Date Accepted